Exhibit 1

Advanced Instruction to Sell Common Stock
To: Deutsche Bank Alex. Brown
    A Division of Deutsche Bank Securities Inc.
Account Number: ________________
The undersigned, Jewelcor Management, Inc. ("JMI"), is a holder of shares of the common stock ("Common Stock") of Casual Male Retail Group, Inc. (the "Company"). JMI would like to periodically sell Company shares for tax and estate planning purposes. JMI also wishes to take advantage of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, which provides for an affirmative defense from insider trading liability for purchases and sales effected pursuant to a contract, instruction or plan entered into when a person is not aware of any material nonpublic information. This instruction ("Instruction") is intended to constitute a "written plan for trading securities" within the meaning of Rule 10b5-1.

JMI hereby instructs Deutsche Bank Securities Inc. (referred to herein as "Deutsche Bank Alex. Brown" or "you") to sell 900,000 shares of Common Stock pursuant to the specific instructions set forth in Schedule I attached hereto, which constitutes an integral part of this Instruction.

You are authorized to make deliveries of securities and payment of moneys in accordance with your normal practice. All shares to be sold shall have been previously deposited into JMI's account, and you shall not be required to follow this Instruction if shares are not present in JMI's account prior to the dates on which sales shall occur. The share amount listed above shall be increased or decreased to reflect stock splits should they occur. JMI understands that JMI shall be responsible to arrange for any filings that may be required under applicable law (e.g., Form 144, Schedule 13D, and Forms 4 and 5), and that JMI may be subject to the short swing profit rules contained in Section 16 of the Securities Exchange Act of 1934. In this connection, JMI understands that upon JMI's request, you will assist JMI in making advance arrangements regarding the filing of Forms 144.

All sales shall be effected in your normal fashion in accordance with your terms and conditions for JMI's account and risk. You may act as principal in any transaction hereunder. Subject to the provisions of Schedule I hereto, you shall sell the shares of Common Stock under ordinary principles of best execution at the then-prevailing market price. JMI understands that you may not be able to make all of the sales contemplated under this Instruction due to a market disruption or a legal, regulatory or contractual restriction applicable to you or any other event or circumstance.
JMI further understands that even in the absence of such a circumstance, you may be unable to make sales consistent with ordinary principles of best execution due to insufficient volume of trading or other market factors in effect on the date of a sale.
JMI hereby ratifies and confirms any and all transactions with you in accordance with this Instruction. JMI also agrees to indemnify and hold Deutsche Bank Alex. Brown harmless from and to pay Deutsche Bank Alex. Brown promptly on demand any and all losses arising from its reasonable interpretation and performance of this Instruction.

You will cease making sales under this Instruction as soon as practicable following receipt of written notice from the Company, confirmed by telephone, that the Company has entered into a transaction that results in JMI being subject to trading restrictions. You shall resume making sales in accordance with this Instruction as soon as practicable after you receive written notice from the Company of the cessation or termination of any such trading restriction. Any sales not made as a result of the imposition of any trading restriction shall be sold in the next following selling period.

While this Instruction is in effect JMI will not, until sales hereunder end in accordance with terms of Schedule I, enter into or alter any corresponding or hedging transaction or position with respect to the Common Stock (including any securities convertible or exchangeable into Common Stock). JMI agrees that until this Instruction has been terminated or sales hereunder have ended in accordance with Schedule I, JMI will not enter into a binding contract with respect to the purchase or sale of Common Stock with another broker, dealer or financial institution, instruct any broker, dealer or financial institution to purchase or sell Common Stock or adopt a trading plan with respect to Common Stock other than this Instruction.

JMI represents and warrants that JMI is not presently aware of any material nonpublic information regarding the Company or its securities and that JMI is currently able to sell Common Stock under the Company's insider trading policies and covenants that JMI will not discuss or otherwise disclose material nonpublic information to its investment representative or any other of your personnel responsible for carrying out this Instruction. JMI has obtained the approval of the Company's counsel to enter into this Instruction.

Except as provided in the following paragraph, this Instruction may be modified or amended only by a writing signed by the parties hereto.
Any modification or amendment of this Instruction may only occur at a time when JMI is not aware of material nonpublic information concerning the Company or its securities and JMI is otherwise permitted to make sales under the Company's insider trading policies.

This Instruction shall not be effective until Deutsche Bank Alex. Brown confirms its acceptance in writing by signing below. It shall remain in full force and effect until revoked or modified by JMI in writing. Deutsche Bank Alex. Brown may decline to act hereunder upon reasonable notice. JMI hereby irrevocably authorizes you to accept any instruction from the Company to cease or suspend sales hereunder.

Jewelcor Management, Inc.

By   /S /Seymour Holtzman
Seymour Holtzman
Chairman and Chief Executive Officer
Dated:  June 9, 2004


Accepted
Deutsche Bank Alex. Brown

             /S/
Branch Manager
Dated: June 9, 2004



Schedule I
1.  Starting on May 10, 2004, sell:
150,000 shares on the 10th day of every month (or if such date is not a day on which shares of Common Stock trade regular way on the NASDAQ National Market ("NASDAQ") then on the first trading day thereafter) through and including October 11, 2004, or within 30 days after each such date, from time to time at such times and on such terms as you may determine.
2.  Sales shall end on the earliest of:
a.      November 9, 2004

b.      the completion of all sales contemplated in paragraph 1 above

c.      the reasonable determination by JMI that:

(i) this Instruction does not comply with Rule 10b5-1 or other applicable securities laws (including without limitation if at any time any trade contemplated hereunder would result in a violation or adverse consequence under Section 16 of the Securities Exchange Act of 1934, as amended, or Rule 144 under the Securities Act of 1933, as amended; or

(ii) you or JMI has not complied with the Instruction, Rule 10b5-1 or other applicable securities laws

d.      the filing of a bankruptcy petition by the Company

e. the public announcement of a merger, recapitalization, acquisition, tender or exchange offer, or other business combination or reorganization potentially resulting in the exchange or conversion of the shares of the Company into shares of a company other than the Company

f. the public announcement of a public offering of securities by the Company

g. the conversion of the shares into rights to receive fixed amounts of cash or into debt securities and/or preferred stock (whether in whole or in part)

h. receipt by you of written notice of the death, disability or mental incapacity of Seymour Holtzman

i. receipt by you of written notice of the severance or retirement of Seymour Holtzman from his positions as an officer and director the Company

j.      receipt by you of written notice of termination from JMI.

3. You must suspend sales allocated under this Instruction, pursuant to paragraph 1 above, on a particular day for any of the following reasons:

a. a day specified by the Instruction is not a day on which the shares trade regular way on the NASDAQ;

b. trading of the shares on the NASDAQ is suspended for any reason;

c. you cannot effect a sale of shares due to legal, regulatory or contractual restrictions applicable to you or to JMI; or

d. if the shares are being sold pursuant to a registration statement, the termination, expiration, suspension or unavailability of such registration statement;

then you will resume sales in accordance with paragraph 1 above on the next day specified in this Instruction after the condition causing the suspension of sales has been resolved to the reasonable satisfaction of you and JMI. Shares allocated under this Instruction for sale during the period when sales under the Instruction are suspended will be sold as soon as possible once sales under the Instruction resume.

4. You will conduct sales pursuant to Rule 144 or Rule 145 if appropriate, including applying Rule 144 volume limitations as if the sales under the Instruction were the only sales subject to the volume limitations. Reasonable efforts should be made by you to transmit to JMI (by telephone and in writing) transaction information for sales by the close of business on the day of sale or, if not transmitted on such day, as soon as reasonably possible thereafter.